Exhibit 10.1

EXECUTION VERSION

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”), is made and effective as of the 20th day of November, 2009 (the “Effective Date”), by Illinois Corn Processing, LLC, a Delaware limited liability company (the “Company”), and MGP Ingredients, Inc., a Kansas corporation (“MGPI”).

R E C I T A L S:

A.                                   MGPI is the owner and operator of the alcohol production facility located at the Plant and, to the extent transferable, all permits and licenses related to the Plant (the “Permits”);

B.                                     MGPI formed the Company on October 5, 2009, as the sole member of the Company and desires to contribute, convey, assign, transfer and deliver to the Company, as a capital contribution of the sole member, all of MGPI’s right, title and interest in and to (1) all assets relating to or located at the Plant (as defined below), including, without limitation, property (real and personal), building, plants, structures and equipment, leaseholds licenses, and the Business IP (as defined below), other than the Excluded Equipment and the Leased Equipment (each as defined below), (2) the Permits and (3) all the books and records (or portions thereof) relating to such assets and Permits (collectively, the “Contributed Assets”), subject to all Permitted Encumbrances, and the Company desires to acquire and accept the Contributed Assets from MGPI, subject to the terms and conditions set forth in this Agreement.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, the mutual representations, warranties, covenants, agreements, and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1.                              “Agreement”—as defined in the first paragraph of this Agreement.

1.2.                              “Applicable Contract”—any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

1.3.                              “Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

1.4.                              “Business” —the business operations, activities, Plant assets and practices associated with the production of fuel ethanol, food grade and industrial grade alcohol and associated by-products at the Plant.

1.5.                              “Business IP” —as defined in Section 3.9(a).

1.6.                              “CERCLA” —the United States Comprehensive Environmental Response Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended.

1.7.                              “Cleanup” —any environmental investigation, cleanup, removal, response, remedial action, corrective action, containment, monitoring, sampling, testing or other remediation or response actions, including related consulting activities.  The terms “removal,” “remedial,” and “response action,” include the types of activities covered by CERCLA, RCRA, or applicable and analogous state statutes, as each has been amended.

1.8.                              “Closing” —the consummation of the transactions contemplated by this Agreement.

1.9.                              “Closing Date” —the date of this Agreement, or such other date as may be agreed by the parties.

1.10.                        “Company”—as defined in the Recitals of this Agreement.

1.11.                        “Company Indemnified Persons” —as defined in Section 7.2(a).

1.12.                        “Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

1.13.                        “Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

1.14.                        “Contributed Assets” —as defined in the Recitals of this Agreement.

1.15.                        “Damages”—as defined in Section 7.2(a).

1.16.                        “Disclosure Letter”—the disclosure letter delivered by MGPI to the Company concurrently with the execution and delivery of this Agreement.

1.17.                        “Effective Date”—as defined in the Preamble to this Agreement.

1.18.                        “Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, security interest, mortgage, indenture, deed of trust, easement, assessment, lease, agreement, license, covenant, levy, or other encumbrance or restriction of any kind, or any conditional sale agreement, title retention agreement or other agreement to give any of the foregoing, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

1.19.                        “Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

1.20.                        “Environmental, Health, and Safety Liabilities”—any costs, damages, expenses, liabilities, obligations, fines, penalties, judgments, awards, settlements, claims, demands, in or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)                                  any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)                                 legal or administrative proceedings under Environmental Law or Occupational Safety and Health Law;

(c)                                  any Cleanup;

(d)                                 financial responsibilities under any Environmental Law or Occupational Safety and Health Law;

(e)                                  any natural resource damages; or

(f)                                    any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

1.21.                        “Environmental Law”—any Legal Requirement that requires or relates to:

(a)                                  advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)                                 preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c)                                  reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d)                                 assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)                                  protecting resources, species, or ecological amenities;

(f)                                    reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g)                                 cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention;

(h)                                 making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or

(i)                                     any legal requirements related to CERCLA, RCRA or applicable and analogous state statutes.

1.22.                        “Excluded Equipment”—the equipment located in the wheat starch and wheat protein plant, all as set forth in Part 1.22 of the Disclosure Letter, that is part of the facilities at the Plant, which shall remain the sole property of MGPI.

1.23.                        “Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

1.24.                        “Governmental Body”—any:

(a)                                  nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)                                 federal, state, local, municipal, foreign, or other government;

(c)                                  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)                                 multi-national organization or body; or

(e)                                  body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

1.25.                        “Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Plant or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses a risk of harm to persons or property on or off the Plant, or that may affect the value of the Plant or the Company.

1.26.                        “Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, and asbestos or asbestos-containing materials.

1.27.                        “Indemnified Party”—as defined in Section 7.8(a).

1.28.                        “Indemnifying Party”—as defined in Section 7.8(a).

1.29.                        “Intellectual Property” —all intellectual property, including all:

(a)                                  patents, applications for patents, and rights to apply for patents in any part of the world;

(b)                                 copyrights, design rights, topography rights, Internet domain name registrations, and database rights whether registered or unregistered;

(c)                                  trademark and service mark applications, registered trademarks and service marks, registered designations of origin, registered designations of geographic origin, refilings, renewals and reissues of the foregoing, unregistered trademarks and service marks, including common law trademarks and service marks, rights to trade dress and company names, in each case with any and all associated goodwill; and

(d)                                 all rights in respect of any Know How.

1.30.                        “IRC”—the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

1.31.                        “IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

1.32.                        “Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter.  A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as the President, Chief Financial Officer or Chief Operating Officer of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

1.33.                        “Know How” —trade secrets and confidential business information including details of supply arrangements, customer lists and pricing policy; sales targets, sales statistics, market share statistics, marketing surveys and reports; unpatented technical and other information that is not publicly available including inventions, discoveries, processes and procedures, ideas, concepts, formulae, notebooks, specifications, procedures for experiments and tests and results of experimentation and testing; information comprised in software and materials; together with all common law or statutory rights protecting the same and any similar or analogous rights to any of the foregoing whether arising or granted under any Laws.

1.34.                        “Known Environmental Condition”—any Hazardous Activity or Release of Hazardous Materials actually or constructively known by any current or former officer, director,

employee or agent of Seller at the time of Closing, or referenced in any documents maintained by or provided to Seller or any Governmental Body, including, but not limited to those documents posted in the electronic data room created in connection with the transaction contemplated by this Agreement and the Enercon Phase I and II Environmental Site Assessments, each dated November 18, 2009.

1.35.                        “Law” —any statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any Governmental Body or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by any of the foregoing.

1.36.                        “Leased Equipment”—the equipment described in Part 1.36 of the Disclosure Letter, comprised of two forklifts, a front-end loader and a skid steer loader, which will be leased to the Company pursuant to a services agreement.

1.37.                        “Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

1.38.                        “MGPI” —as defined in the Preamble to this Agreement.

1.39.                        “MGPI Closing Documents” —as defined in Section 3.2.

1.40.                        “Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

1.41.                        “Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

1.42.                        “Organizational Documents”—(a) the articles or certificate of formation and the limited liability company agreement or operating agreement of a limited liability company; (b) the articles or certificate of incorporation and the bylaws of a corporation; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

1.43.                        “Permits” —defined in the Recitals to this Agreement.

1.44.                        “Permitted Encumbrances”—(i) any liens for current taxes and special assessments, if any, not yet due to the extent set forth in Part 3.3 of the Disclosure Letter; (ii) existing Encumbrances that are set forth in Part 3.3 of the Disclosure Letter; (iii) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the

Company, and (iv) zoning laws and other land use restrictions that do not impair the present use of the property or the conduct of the Business.

1.45.                        “Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

1.46.                        “Plant”—the alcohol production facility located at 1301 S. Front Street, Pekin, Illinois 61554 (as more particularly described on the attached Exhibit A), including all related real estate, improvements, equipment and other real and personal property at such location, other than the Excluded Equipment.

1.47.                        “Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

1.48.                        “RCRA” —the Resource Conservation and Recovery Act, 42 U.S.C. Section 6973 et seq., as amended.

1.49.                        “Reasonable Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Reasonable Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the transactions contemplated hereby.

1.50.                        “Related Person”—with respect to a particular individual:

(a)                                  each other member of such individual’s Family;

(b)                                 any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)                                  any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)                                 any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(e)                                  any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(f)                                    any Person that holds a Material Interest in such specified Person;

(g)                                 each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(h)                                 any Person in which such specified Person holds a Material Interest;

(i)                                     any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(j)                                     any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

1.51.                        “Release”—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

1.52.                        “Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

1.53.                        “Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

1.54.                        “Tax” or “Taxes” —(i) any and all federal, state, provincial, local, municipal and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities of any kind, including taxes or other charges based upon or measured by gross receipts, income, profits, sales, capital, use and occupation, admission, entertainment and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, personal property, excise, duty, customs, Pension Benefit Guaranty Corporation premiums and real estate taxes, together, in each case, with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payments of the amounts of the types described in clause (i) or (ii) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person (other than an indemnification obligation arising under this Agreement).

1.55.                        “Tax Return”—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax, including Taxes payable by, pursuant to or in connection with employee benefit plans or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

1.56.                        “Threat of Release”—a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

1.57.                        “Third Person”—as defined in Section 7.8(b).

1.58.                        “Third Person Claim”—as defined in Section 7.8(b).

1.59.                        “Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

1.60.                        “Transaction Taxes”—as defined in Section 5.1(a).

1.60                           “Unknown Environmental Condition” —any Hazardous Activity or Release of Hazardous Materials which is not a Known Environmental Condition and which originated (in whole or in part) at any time prior to Closing.

ARTICLE II

CONTRIBUTION

2.1.                              Contribution of Plant.  Upon the terms and subject to the conditions set forth in this Agreement, MGPI shall and does hereby contribute, convey, assign, and transfer to the Company, and the Company shall and does hereby acquire and accept from MGPI, the Contributed Assets.  MGPI shall and does hereby agree to deliver to the Company on the Effective Date, (i) a special warranty deed, in form and substance reasonably satisfactory to the Company, with respect to the real property comprising the Plant, (ii) an assignment of lease, in form and substance reasonably satisfactory to the Company, with respect to the Lease Agreement dated December 16, 1993, by and between MGPI (successor-in-interest to Midwest Grain Products, Inc.) and Ameren Energy Resources Generating Company (successor-by-assignment to CILCORP Development Services Inc.), and (iii) a general bill of sale, in form and substance reasonably satisfactory to the Company, with respect to all other Plant assets and the Permits.  In addition, on the Effective Date, MGPI shall cause at MGPI’s sole cost and expense, a title company reasonably acceptable to the Company, to issue (or irrevocably and unconditionally commit to issue in writing) an owner’s policy of title insurance insuring title to the real property comprising the Plant in the Company, subject only to the Permitted Exceptions, and in such form and with such coverages (including, without limitation, by endorsements) as reasonably acceptable to the Company and in an amount reasonably acceptable to MGPI and the Company.  MGPI hereby agrees to, from time to time, at the reasonable request of the Company, its successors and assigns, execute and deliver such other instruments of conveyance and transfer and other documents and take such other actions as may be reasonably necessary to more effectively consummate the contribution of the Contributed Assets to the Company consistent with the terms hereof.  Such documents may include, without limitation, affidavits, evidence of title, evidence of authority, certificates of good standing, resolutions, consents and the like from MGPI or other third parties as may be required by the aforementioned title company or as may be reasonably requested by the Company.

2.2.                              Resulting Capital Account.  It is agreed that the value of the Contributed Assets and MGPI’s corresponding initial capital account balance in the Company is Thirty Million Dollars ($30,000,000).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF MGPI

MGPI represents and warrants to the Company as follows:

3.1.                              Organization and Good Standing.  MGPI is a corporation duly organized, validly existing, and in good standing under the laws of Kansas, with all requisite entity power and authority to conduct the Business, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement. MGPI is duly qualified to do business as a foreign corporation and is in good standing under the laws of Illinois, the only jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

3.2.                              Authority; No Conflict.

(a)                                  This Agreement constitutes the legal, valid, and binding obligation of MGPI, enforceable against MGPI in accordance with its terms, subject to the application of any laws relating to bankruptcy, insolvency or the rights of creditors generally. Upon the execution and delivery by MGPI of the documents required to be executed and delivered by it in Section 2.1 (collectively, the “MGPI Closing Documents”), the MGPI Closing Documents will constitute the legal, valid, and binding obligations of MGPI, enforceable against MGPI in accordance with their respective terms, subject to the application of any laws relating to bankruptcy, insolvency or the rights of creditors generally. MGPI has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the MGPI Closing Documents and to perform its obligations under this Agreement and the MGPI Closing Documents, subject to the application of any laws relating to bankruptcy, insolvency or the rights of creditors generally.

(b)                                 Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

(i)                                     contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of MGPI, or (B) any resolution adopted by the board of directors or shareholders of MGPI;

(ii)                                  contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which MGPI, or any of the Contributed Assets, may be subject;

(iii)                               contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by MGPI or that otherwise relates to any of the Contributed Assets;

(iv)                              contravene, conflict with, or result in a violation or Breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(v)                                 result in the imposition or creation of any Encumbrance upon or with respect to any of the Contributed Assets.

(c)                                  Except as set forth in Part 3.2 of the Disclosure Letter, MGPI is not nor will it be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

3.3.                              Title to Properties; Encumbrances.

(a)                                  Part 3.3 of the Disclosure Letter contains a complete and accurate list of the Contributed Assets. MGPI will deliver or make available to the Company copies of the deeds and other instruments (as recorded) by which the Company will acquire such real property and interests pursuant to this Agreement, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of MGPI relating to such property or interests.  Except with respect to Permitted Encumbrances, MGPI is the sole and exclusive owner of all right, title and interest in and to all of the real property comprising the Plant.  Except with respect to the steam boiler at the Plant or the Permitted Encumbrances, MGPI is the sole and exclusive owner of all right, title and interest in and to or has the lawful right to use all of the personal and other property (whether tangible or intangible) located at the Plant.  Except for any investment needed to acquire inventory and other materials and parts necessary to restart the Plant, the Plant contains all equipment necessary for the Company to conduct the Business after the Closing Date.  Except for Permitted Encumbrances, the Contributed Assets are free and clear of all Encumbrances and are not, in the case of real property, subject to any leases, licenses, rights to acquire or occupy, covenants, agreements, encumbrances, rights of way, building use restrictions, exceptions, variances, reservations, limitations or other Encumbrances of any nature, recorded and, to the Knowledge of the MGPI, unrecorded.  Except as set forth in Part 3.3 of the Disclosure Letter, MGPI does not lease (as the lessor), sublease or permit any third party to occupy or use the Plant.

(b)                                 Except for “cap and trade” carbon emission legislation, to the Knowledge of the MGPI, there is no pending, proposed or Threatened change in any code, ordinance, regulation, standard or zoning classification which would, or may reasonably be expected to have, an material adverse effect on the Plant.

(c)                                  There is no pending or, to the Knowledge of MGPI, Threatened condemnation proceeding against the Plant.  To the Knowledge of MGPI, no part of any improvements on the Plant encroaches upon any property adjacent thereto or upon any easement, nor is there any encroachment or overlap upon the Plant other than Permitted Encumbrances.

(d)                                 Except as set forth in Part 3.3 of the Disclosure Letter: (i) the Plant is not located within any flood plain, flood area, wetlands or conservation area or subject to any similar type of restriction for which any permits necessary to the use thereof by the Company have not been obtained; (ii) to the Knowledge of MGPI, the current use of the Plant does not violate (A) any instrument of record, any Permitted Encumbrances, or any other agreement affecting the Plant or (B) any applicable Legal Requirements; (iii) all utilities serving the Plant are sufficient and have the capacity to enable the continued operation of the Plant to conduct the Business; (iv) other than commitments to pay property taxes, there are no development agreements or similar agreements (oral or written) with or commitments to governmental authorities, agencies, utilities or quasi-governmental entities with respect to the real property or any portion thereof, including any agreement which imposes an obligation upon MGPI to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Plant, or which requires MGPI to maintain certain employment levels at the Plant; (v) the Plant has reasonable access to public roads and utilities; and (vi) to the Knowledge of MGPI, the Plant and its continued use, occupancy and operation as currently used, occupied and operated, does not in any material respect constitute a nonconforming use under any applicable building, zoning, subdivision and other land use and similar laws, regulations and ordinances.

(e)                                  To the Knowledge of MGPI, there has been no Cleanup performed at the Plant that would entitle a third party to a lien for reimbursement of its Cleanup costs.

3.4.                              Condition and Sufficiency of Assets.  The buildings, plants, structures and equipment of the Plant were structurally sound and in good operating condition and repair at the time the Plant was shutdown in February 2009, ordinary wear and tear excepted.  The buildings, plants, structures and equipment of the Plant are structurally sound and in good operating condition and repair in light of the current Plant shutdown.  The Contributed Assets are sufficient for the conduct of the Business after the Closing.

3.5.                              Taxes.  Except as set forth in Part 3.5 of the Disclosure Letter:

(a)                                  MGPI has timely filed all Tax Returns required to be filed by it with respect to the Business.  All such Tax Returns, as the same may have been amended, are true, complete, and correct.  MGPI is not currently the beneficiary of any extension of time within which to file any Tax Return relating to the Business.

(b)                                 All Taxes (whether or not reflected on any Tax Return) owed by MGPI with respect to the Business have been timely and fully paid.

(c)                                  There are no audits or examinations of any Tax Returns of MGPI relating to the Business, pending or Threatened.  MGPI is not a party to any action or proceeding by any Tax authority for the assessment or collection of Taxes of the Business, nor has such event been asserted or Threatened.

(d)                                 MGPI, with respect to the Business, has timely and properly withheld and paid to the proper Tax authorities all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the IRC (or similar provisions of state, local or foreign Law).

(e)                                  The MGPI, with respect to the Business, has not waived any statutory period of limitations for the assessment of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than in the case of any such waivers or extensions in respect of an assessment or deficiency of Tax the liability of which has been satisfied or settled.

(f)                                    No claim has been made by a Tax authority in a jurisdiction where MGPI, with respect to the Business, does not file Tax Returns that the Business is or may be subject to taxation by that jurisdiction.

(g)                                 None of the Contributed Assets (i) is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the IRC, (ii) secure any debt the interest on which is tax-exempt under Section 103(a) of the IRC, (iii) is tax-exempt use property within the meaning of Section 168(h) of the IRC, or (iv) is leased pursuant to a section 467 rental agreement within the meaning of Section 467 of the IRC.

(h)                                 MGPI, with respect to the Business, has not agreed to or is required to make any adjustment pursuant to Section 481(a) of the IRC by reason of a change in accounting method initiated by the Business and the MGPI, with respect to the Business, has no knowledge that the IRS has proposed any such adjustment or change in accounting method.

(i)                                     MGPI, with respect to the Business, has no obligation under any Tax indemnity, Tax allocation or sharing agreement or arrangement, and after the Closing Date, MGPI, with respect to the Business, will not be a party to, bound by or have any obligation under any Tax allocation or Tax sharing agreement or arrangement, or have any liability thereunder, for amounts due in respect of periods prior to and including the Closing Date.  None of the Contributed Assets is a Tax indemnity, Tax allocation or sharing agreement or arrangement.

(j)                                     There are no Liens related to Taxes on any of the Contributed Assets, other than for current Taxes not yet due and payable.

(k)                                  MGPI, with respect to the Business, is not a party to any agreement, contract, arrangement or plan that has resulted, or would result, in a payment that would not be fully deductible as a result of Section 280G of the IRC or any similar provision of state, local or foreign Law.  There is no agreement that binds MGPI, with respect to the Business, to be liable for an amount based on an excise tax to the recipient of such payment pursuant to Section 4999 of the IRC.

(l)                                     MGPI, with respect to the Business, will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the IRC (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

(m)                               The Contributed Assets have never been financed with or directly or indirectly secure any industrial revenue bonds or debt the interest on which is tax-exempt under Section 103(a) of the IRC.  MGPI, with respect to the Business, is not a borrower or guarantor of any outstanding industrial revenue bonds, and is not a principal user or related person to any principal user (within the meaning of Section 144(a) of the IRC) of any property that has been financed or improved with the proceeds of any industrial revenue bonds.

(n)                                 None of the Contributed Assets are a partnership interest or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

(o)                                 MGPI, with respect to the Business, does not have any liability for the Taxes of any Person as a transferee or successor, by contract or otherwise.

(p)                                 MGPI, with respect to the Business, is not liable for Taxes (other than any accrued Taxes not yet due and payable) to any foreign taxing authority and do not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

(q)                                 True, correct and complete copies of all income Tax Returns, tax examination reports and statements of deficiencies assessed against, or agreed to of MGPI, with respect to the Business, with respect to the five (5) taxable years prior to December 31, 2008 with the Internal Revenue Service or any taxing authority have been delivered to the Company.

3.6.                              Compliance with Legal Requirements; Governmental Authorizations.

(a)                                  Except as set forth in Part 3.6 of the Disclosure Letter:

(i)                                     The Plant is not in violation of any material Legal Requirement that is applicable to it or to its operation, subject to obtaining all Governmental Authorizations required after transfer of the Plant to the Company as contemplated hereby; and

(ii)                                  MGPI has not received, at any time since January 1, 2008, any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)                                 Part 3.6 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization included in the Contributed Assets or that otherwise relates to the Plant.  Part 3.6 of the Disclosure Letter specifically identifies and distinguishes each such Governmental Authorization required to operate the Plant that is not included in the Contributed Assets.  The Governmental Authorizations listed in Part 3.6 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company (i) to lawfully conduct and operate the Business in the manner the Company anticipates conducting and operating the Business and (ii) to own and use the Plant in accordance with MGPI’s historical use.

3.7.                              Legal Proceedings; Orders.

(a)                                  There is no pending Proceeding:

(i)                                     that has been commenced by or against MGPI (with respect to the Business) or that otherwise relates to or may affect the Business or any of the Contributed Assets; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

(b)                                 Except as set forth in Part 3.7 of the Disclosure Letter, there is no Order to which MGPI (with respect to the Business), or any of the Contributed Assets, are subject.

3.8.                              Environmental Matters.  Except as set forth in Part 3.8 of the Disclosure Letter:

(a)                                  The Plant is, and at all times has been, in full compliance with all Environmental Laws.  MGPI has properly obtained and is in compliance with all Governmental Authorizations and has properly made all filings with and submissions to any Governmental Body or other authority required pursuant to any Environmental Law.  No deficiencies have been asserted by any such Governmental Body with respect to such items.

(b)                                 MGPI has not received any actual or Threatened order, notice, notification, demand, request for information, citation, summons or order or other communication from (i) any Governmental Body or private citizen, (ii) the current or prior owner or operator of the Plant, or (iii) any Person of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to the Plant.  In addition, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any reasonable basis therefor) is pending or, to the Knowledge of the MGPI, is Threatened by any Governmental Authority or other Person relating to the Plant relating to or arising out of any Environmental Law or relating to any Environmental, Health, and Safety Liabilities.

(c)                                  There has been no Release of any Hazardous Materials on, beneath, above, into, at or from the Plant or into the Environment.

(d)                                 There are no Environmental, Health, and Safety Liabilities regarding or relating to the Plant of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Materials and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any Environmental, Health, and Safety Liabilities regarding or relating to the Plant.

(e)                                  No Hazardous Materials are present in, on, under or at the Plant.

(f)                                    MGPI has not transported, stored, used, manufactured, disposed of, sold, released or exposed its employees or any other Person to any Hazardous Materials, or arranged for the disposal, discharge, storage or release of any Hazardous Materials, and does not currently engage in any of the foregoing activities, in violation of any applicable Environmental Law.

(g)                                 There are and have been no asbestos fibers or materials, lead, polychlorinated biphenyls, or underground storage tanks or related piping on or beneath the Plant.

(h)                                 There has been no environmental investigation, study, audit, test, report, review or other analysis conducted regarding the Plant or any part thereof that identifies any actual or potential Hazardous Materials, Release, or Environmental, Health, and Safety Liabilities regarding or related to the Plant that has not been provided to the Company prior to the date of this Agreement.

(i)                                     MGPI has never received from any Person any notice of nor does MGPI have any Knowledge of any past, present or anticipated future events, conditions, circumstances, activities, practices, incidents, actions, agreements or plans that could: (i) interfere with, prevent, or increase the costs of compliance or continued compliance with any Environmental Law or any renewal or transfer thereof of any Environmental Law; (ii) make more stringent any restriction, limitation, requirement or condition under any permit or any other Environmental Law in connection with the ownership, use, or operation at or on the Plant; or (iii) give rise to any Environmental, Health, and Safety Liabilities or form the basis of any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation involving the Plant or MGPI, based on or related to any Environmental Law or to the presence, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, handling, emission, discharge, release or threatened release of any Hazardous Materials.

(j)                                     The Plant and all of its current and previous conditions on and uses of, do not cause and have not caused any Environmental, Health, and Safety Liabilities or any other liability to be incurred by MGPI under any present and future Environmental Law, including, without limitation, CERCLA.

(k)                                  No expenditure will be required in order for MGPI to comply with any Environmental Law in effect at the time of the Closing in connection with the operation or continued operation of the Plant in a manner consistent with the prior, current or anticipated ownership, use, or operation thereof by MGPI or the Company.

3.9.                              Intellectual Property.

(a)                                  Part 3.9 of the Disclosure Letter accurately describes and lists all (i) Intellectual Property owned by MGPI necessary to conduct the Business as proposed to be conducted and (ii) all Intellectual Property licensed by MGPI and material to the Business (the “Business IP”).

(b)                                 Except as set forth in Part 3.9 of the Disclosure Letter:

(i)                                     MGPI is the sole owner of the Business IP identified as owned by it, free and clear of all Liens, and all such items are valid and subsisting;

(ii)                                  The Business IP is valid and enforceable and encompasses all Intellectual Property rights necessary for the operation of the Business as proposed to be conducted;

(iii)                               MGPI and, to MGPI’s Knowledge, the owners of the Business IP licensed to MGPI have taken all actions necessary to maintain and protect the Business IP;

(iv)                              There has been no claim made or, to MGPI’s Knowledge, Threatened against MGPI asserting the invalidity, misuse or unenforceability of any of the Business IP or challenging MGPI’s right to use or ownership of any of the Business IP, and there are no valid grounds for any such claim or challenge;

(v)                                 No loss of any of the Business IP is pending or, to MGPI’s Knowledge, Threatened;

(vi)                              The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any rights in and to any of the Business IP except to the extent such rights are transferred to the Company;

(vii)                           There exists no restriction on the use of the Business IP, or on the transfer of any rights of in and to any of the Business IP, and the Company has the right to use each item of Business IP without obligations to third parties;

(viii)                        To MGPI’s Knowledge, the conduct of the Business and the ownership, production, purchase, sale, licensing and use of the Company’s products (in the manner the Company anticipates conducting and operating the Business) will not contravene, conflict with, violate or infringe upon any Intellectual Property of a Third Person or the terms of any license with respect thereto, and no proprietary information or trade secret included in the Contributed Assets has been misappropriated by MGPI from any Third Person; and

(ix)                                The Business IP and the products of the Business are not subject to a current claim of infringement, interference or unfair competition or other similar claim and, to MGPI’s Knowledge, the Business IP is not being infringed upon or violated by any Third Person.

3.10.                        Labor Relations; Compliance.  Except as set forth on Part 3.10 of the Disclosure Letter, since January 1, 2008 MGPI has not been or nor is a party to any collective bargaining or other labor Contract nor is MGPI a successor to any such Contract or any other labor obligation or liability required by Law or otherwise. Except as set forth on Part 3.10 of the Disclosure Letter, since January 1, 2008, there has not been, and there is not presently pending or existing, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting MGPI (with respect to the Business) relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, federal Department of Labor (wage and hour), Office of Federal Contract Compliance Programs (affirmative action/equal opportunity), or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting MGPI, or (c) any application for certification of a collective bargaining agent. MGPI is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any Legal Requirements related to employment matters.

3.11.                        Brokers or Finders.  Except for the fees of BMO Capital to be paid by MGPI, MGPI has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to MGPI as follows:

4.1.                              Due Organization; Existence; Good Standing; Enforceability.

(a)                                  The Company is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware.  The Company is a newly formed limited liability company without any property or assets or operations other than its initial capitalization.

(b)                                 This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution, and delivery by the other signatories to this Agreement) this Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms.

4.2.                              Capitalization.  MGPI will be the sole member of the Company on the Effective Date.

ARTICLE V

COVENANTS

5.1.                              Taxes Matters.

(a)                                  Any sales, use, transfer, documentary, registration, stamp, duties, gains, recording, and other similar taxes (including related penalties (civil or criminal), additions to tax and interest) imposed by any governmental authority with respect to the transactions contemplated by this Agreement (“Transaction Taxes”) shall be the sole obligation of MGPI.  MGPI shall provide written notice to the Company of the payment of and/or a written response to the Company upon any request for information regarding the status of any Transaction Taxes.  MGPI shall be responsible for (i) administering the payment of such Transaction Taxes, (ii) defending or pursuing any proceedings related thereto, and (iii) paying any expenses related thereto.

(b)                                 All Taxes applicable to or payable with respect to with the Business or the Contributed Assets in respect of any taxable periods ending on or before the Closing Date are the responsibility of and shall be paid by MGPI.  Taxes relating to any taxable period commencing prior to and ending after the Closing Date (a “Straddle Period”) shall be pro-rated between MGPI and the Company at Closing; such Taxes for the taxable period through the Closing Date are the responsibility of MGPI and such Taxes for the taxable period after the Closing Date are the responsibility of the Company.  If the amount of any such item is not ascertainable on the Closing Date, the credit therefor shall be based on the most recent available bill, subject to reconciliation after the Closing Date when the actual bills are available.  For the purposes of this Section 5.1(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end as of the Closing Date, the portion of such tax that relates to the portion of such taxable period ending as of the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending as of the Closing Date and the denominator of which is the number of days in the entire taxable period.

5.2.                              Excluded Equipment.  Unless otherwise agreed by MGPI and the Company, MGPI shall be entitled to store the Excluded Equipment rent-free in its current location at the Plant until the later of (but no event longer than three years from the Closing Date): (i) the first anniversary of this Agreement; and (ii) the Company securing a commercial use of the Plant space where such Excluded Equipment is currently stored.  MGPI shall be entitled to enter the Plant during normal business hours and with reasonable prior notice to maintain and remove the Excluded Equipment.

5.3.                              General Cooperation.  If, at any time after the Effective Date, any further actions are necessary, advisable, or desirable to carry out the purposes of this Agreement and to consummate the transactions, each of the parties hereto will take such further actions (including the execution and delivery of such further instruments and documents) as any other party hereto may reasonably request, all at the sole cost and expense of the requesting party.

ARTICLE VI

CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AGREEMENT

6.1.                              Conditions Precedent to the Company’s Obligations to Consummate Transactions.  The effectiveness of this Agreement and the Company’s obligations hereunder shall and are hereby subject to the satisfaction, on or prior to the Effective Date, of each of the following conditions precedent (any of which may be waived in writing by the Company in its sole discretion):

(a)                                  Conveyance of Plant.  MGPI shall have conveyed title to the Plant to the Company, subject only to the Permitted Encumbrances.

(b)                                 Absence of Proceedings.  No Proceeding by any Governmental Entity or other Person shall be pending or Threatened which: (i) is likely to have a Material Adverse Effect; or (ii) seeks to or could enjoin, restrain, prohibit, or invalidate, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the Transactions.

(c)                                  Bankruptcy; Solvency.  Neither the Company nor MGPI shall: (i) be involved in any Proceeding by or against the Company as a debtor before any Governmental Entity under Title 11 of the United States Bankruptcy Code or any other insolvency or debtors’ relief Law, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator, or other similar official of the Company or MGPI, as applicable, or for a substantial part of the Company’s or MGPI’s, as applicable, property or assets; or (ii) be insolvent or be rendered insolvent by any of the Transactions.

6.2.                              Conditions to MGPI’s Obligation to Consummate Transactions.  The effectiveness of this Agreement and MGPI’s obligations hereunder shall and are hereby subject to the reasonable satisfaction, on or prior to the Effective Date, of each of the following conditions precedent (any of which may be waived in writing by MGPI in its sole discretion):

(a)                                  Consents.  MGPI shall have received for the holders of the Permitted Encumbrances such consents, releases and other approvals which MGPI determines to be sufficient to enable MGPI to transfer the Plant to the Company without creating a Breach or default under any contract or commitment of MGPI.

ARTICLE VII

INDEMNIFICATION

7.1.                              Survival; Right to Indemnification Not Affected by Knowledge.  All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, except to the extent the recipient of such representation and warranty has Knowledge (i) of the inaccuracy and (ii) that such inaccuracy was likely to cause damage without disclosing such Knowledge to the party giving the representation and warranty prior to the Closing Date.

7.2.                              Indemnification and Payment of Damages by MGPI.

(a)                                  MGPI will indemnify, defend and hold harmless the Company and its Representatives, members, controlling persons, and affiliates (collectively, the “Company Indemnified Persons”) for, and will pay to the Company Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(i)                                     any Breach of any representation or warranty made by MGPI in this Agreement (after giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by MGPI pursuant to this Agreement;

(ii)                                  any Breach by MGPI of any covenant or obligation of MGPI in this Agreement; or

(iii)                               any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with MGPI (or any Person acting on its behalf) in connection with any of the transactions contemplated hereby.

(b)                                 Except in the case of fraud, intentional misrepresentation, willful misconduct or the indemnification provided under Section 7.3, the remedies provided in this Section 7.2 will be the exclusive remedy available to the Company and the other the Company Indemnified Persons with respect to condition of the Plant and the transactions contemplated hereby.

7.3.                              Indemnification and Payment of Damages by MGPI — Environmental Matters.

(a)                                  MGPI will release, indemnify, defend and hold harmless the Company and the other Company Indemnified Persons for, and will pay to the Company and the other Company Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) and any Environmental Health and Safety Liabilities arising, directly or indirectly, from or in connection with each of the following:

(i)                                     any violations or alleged violations of Environmental Law relating to the Plant or the Business originating (in whole or in part) prior to Closing or in connection with the recommencement of production operations at the Plant subsequent to Closing.

(ii)                                  any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of MGPI, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Plant or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (A) present or suspected to be present on or before the Closing Date on, under or from the Plant or (B) Released or allegedly Released by MGPI, at any time on or prior to the Closing Date.

(iii)                               any Known Environmental Condition (to the extent not covered by Sections 7.3(a)(i) or (ii)): (A) where MGPI, the Plant or the Company is required by an Environmental Law or a Governmental Body to Cleanup such Known Environmental Condition; or (B) arising out of or in response to any actual or Threatened claim, allegation, or Proceeding by any third party, including, but not limited to, a Governmental Body.  MGPI’s indemnity obligation under this Section 7.3(a)(iii) for Damages related to the diminution of the fair market value of the Plant shall be limited to 50% of such Damages provided that MGPI undertakes and completes in an expeditious manner all Cleanup of the Plant associated with the Environmental, Safety and Health Liability at issue, by entering the Plant into the Illinois Site Remediation Program (or a substantially similar program if the Site Remediation Program is not in existence at such time) and obtaining a “No Further Remediation” Letter from the applicable Governmental Body (currently, the Illinois Environmental Protection Agency) such that the Known Environmental Condition at the Plant is Cleaned-up to cleanup standards published by the applicable Governmental Body applicable to commercial or industrial property and MGPI shall not impose upon the Plant any institutional, engineering, or land use controls except to the extent approved in advance in writing by the Company, in its reasonable discretion.

(iv)                              any Known Environmental Condition (to the extent not covered by Sections 7.3(a)(i), (ii), or (iii)): (A) where MGPI, the Plant or the Company is not required by an Environmental Law or a Governmental Body to Cleanup such Known Environmental Condition; or (B) which does not arise out of or is not in response to any actual or Threatened claim, allegation, or Proceeding by any Third Person, including, but not limited to, a Governmental Body.  MGPI’s indemnity obligation under this Section 7.3(a)(iv) shall be limited to 50% of any such Damages or Environmental Health and Safety Liabilities.

(v)                                 any Unknown Environmental Condition (to the extent not covered by Sections 7.3(a)(i) or (ii)): (A) where MGPI, the Plant or the Company is required by an Environmental Law or a Governmental Body to Cleanup such Unknown Environmental Condition; or (B) arising out of or in response to any actual or Threatened claim, allegation, or Proceeding by any Third Person, including, but not limited to, a Governmental Body.  MGPI’s indemnity obligation under this Section 7.3(a)(v) for Damages related to the diminution of the fair market value of the Plant shall be limited to 50% of such Damages provided that MGPI undertakes and completes in an expeditious manner all

Cleanup of the Plant associated with the Environmental, Safety and Health Liability at issue, by entering the Plant into the Illinois Site Remediation Program (or a substantially similar program if the Site Remediation Program is not in existence at such time) and obtaining a “No Further Remediation” Letter from the applicable Governmental Body (currently, the Illinois Environmental Protection Agency) such that the Unknown Environmental Condition at the Plant is Cleaned-up to cleanup standards published by the applicable Governmental Body applicable to commercial or industrial property and Seller shall not impose upon the Plant any institutional, engineering, or land use controls except to the extent approved in advance in writing by Buyer, in its reasonable discretion.

(vi)                              any Unknown Environmental Condition (to the extent not covered by Sections 7.3(a)(i), (ii), or (v)): (A) where Buyer, Seller, the Plant or the Company is not required by an Environmental Law or a Governmental Body to Cleanup such Unknown Environmental Condition; or (B) which does not arise out of or is not in response to any actual or Threatened claim (including any claim which could legally be lodged but has not been Threatened), allegation, or Proceeding by any Third Person, including, but not limited to, a Governmental Body.  MGPI’s indemnity obligation under this Section 7.3(a)(vi) shall be limited to 50% of any such Damages or Environmental Health and Safety Liabilities.

(b)                                 Subject to the above and MGPI providing prompt prior written notice to the Company of any Cleanup or any Proceeding related thereto, MGPI will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 7.3. The procedure described in Section 7.8 will apply to any claim solely for monetary damages relating to a matter covered by this Section 7.3.

(c)                                  Any indemnification with respect to environmental matters that could be brought under this Section 7.3 shall be governed by this Section 7.3 and not by Section 7.2 as it relates to a Breach of Section 3.8 caused by such environmental matter; provided, that the foregoing limitation shall not affect the Company’s right to seek indemnification pursuant to Section 7.2 for any Breach of Section 3.8 not addressed by this Section 7.3.

7.4.                              Indemnification and Payment of Damages by the Company.  The Company will indemnify, defend and hold harmless MGPI, and will pay to MGPI the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by the Company in this Agreement or in any certificate delivered by the Company pursuant to this Agreement, or (b) any Breach by the Company of any covenant or obligation of the Company in this Agreement.

7.5.                              Time Limitations.  Except with respect to Sections 3.5 (Taxes) and 3.8 (Environmental Matters) (which will survive Closing through the applicable statute of limitations), if the Closing occurs, MGPI will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the second anniversary of the Closing Date, the Company notifies MGPI of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Company; a claim for indemnification or reimbursement based upon any covenant or obligation to be performed and complied with after the Closing Date may be made at any time. If the Closing occurs, the Company will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the second anniversary of the Closing Date MGPI notifies the Company of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by MGPI.

7.6.                              Limitations on Amount — MGPI.  Except with respect to Sections 3.5 (Taxes) and 3.8 (Environmental Matters) (which will survive Closing through the applicable statute of limitations and any claim on which shall not be subject to this Section 7.6), MGPI will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a)(i) or clause (a)(ii) of Section 7.2 until the total of all Damages with respect to such matters exceeds $150,000, and then to the full extent of all such Damages, up to a maximum of $30,000,000. Notwithstanding anything herein to the contrary, MGPI will have no liability (for indemnification or otherwise) with respect to this Agreement or the transactions contemplated hereby in excess of $30,000,000 other than in the case of a claim for Breach of Section 3.5 (Taxes) or Section 3.8 (Environmental Matters) or a claim under Section 7.3.  However, this Section 7.6 will not apply (i) in the case of fraud, willful misconduct or intentional misrepresentation by MGPI and (ii) to any Breach of any of MGPI’s representations and warranties of which MGPI had Knowledge at any time prior to the date on which such representation and warranty is made, and MGPI will be liable for all Damages with respect to such Breaches.

7.7.                              Limitations on Amount — the Company. The Company will have no liability (for indemnification or otherwise) with respect to the matters described in Section 7.4 until the total of all Damages with respect to such matters exceeds $150,000, and then to the full extent of all such Damages, up to a maximum of $30,000,000. However, this Section 7.7 will not apply to any Breach of any of the Company’s representations and warranties of which the Company had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by the Company of any covenant or obligation, and the Company will be liable for all Damages with respect to such Breaches.

7.8.                              Procedure for Indemnification.

(a)                                  Promptly after receipt by an indemnified party under Section 7.2, 7.4, or (to the extent provided in the last sentence of Section 7.3(c)) Section 7.3 of notice of the commencement of any Proceeding against it, such party seeking indemnification (the “Indemnified Party”) shall give written notice to the indemnifying party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice.

(b)                                 If any Proceeding referred to in Section 7.8(a) is brought against the Indemnified Party by any claimant other than the Indemnifying Party (a “Third Person”), the

Indemnified Party shall give reasonably prompt notice to the Indemnifying Party of the commencement of such Proceeding after such commencement is actually known to the Indemnified Party; provided, that the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice.  The Indemnifying Party will be entitled to, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to assume the defense, investigate, contest or settle such Proceeding brought by such Third Person (a “Third Person Claim”); provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Person Claim and, subject to Sections 7.6 and 7.7, to discharge any cost or expense arising out of such investigation, contest or settlement and provided that any settlement shall include an unconditional release of such claim against the Indemnified Party. The Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this ARTICLE VII for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

(c)                                  Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)                                 Notwithstanding the provisions of Section 8.10 and solely as between MGPI and the Company for purposes of carrying out the intent of this Section 7.8, MGPI and the Company hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by a Third Person against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein.

ARTICLE VIII

GENERAL PROVISIONS

8.1.                              Expenses.  MGPI shall pay for the costs and expenses (including all fees and disbursements of accountants, counsel, and other professionals) incurred by the Company and MGPI in connection with the preparation, negotiation, execution, and delivery of this Agreement and the consummation of the Transactions through the Effective Date.  After the Effective Date, each party hereto shall bear its own costs and expenses (including all fees and disbursements of accountants, counsel, and other professionals) of any nature whatsoever in connection with the consummation of the Transactions or otherwise.

8.2.                              Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, and permitted assigns.  This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, other than the parties and the successors and assigns permitted by this Section, any right, remedy, or claim under or by reason of this Agreement.

8.3.                              Amendment; Waiver.  No amendment, modification, or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge, or waiver is sought.  Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.  The waiver by any of the parties hereto of a Breach of or a default under any of the provisions of this Agreement or a failure to or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other Breach or default of a similar nature, or as a waiver of any of such provisions, rights, or privileges hereunder.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

8.4.                              Entire Agreement.  This Agreement (including the Exhibits and Schedules referred to herein or the documents of conveyance delivered hereunder) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

8.5.                              Enforcement of this Agreement.  From and after the admission of a member to the Company other than MGPI and notwithstanding anything to the contrary contained in the Limited Liability Company Agreement then governing the Company, MGPI shall have no right to enforce or waive any provision of this Agreement or to take any other action in connection with this Agreement as a Member of, or on behalf of, the Company, and all such rights shall be exercised by such other member or members in its or their sole discretion acting by a majority of the membership interests in the Company (without regard to the membership interests owned or controlled by MGPI).

8.6.                              Severability.  If any provision, including any phrase, sentence, clause, section, or subsection, of this Agreement is invalid, inoperative, or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative, or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

8.7.                              Headings.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

8.8.                              Counterparts.  This Agreement may be executed in multiple counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, regardless of whether all of the parties have executed the same counterpart.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.9.                              GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED, PERFORMED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

8.10.                        Jurisdiction; Service of Process.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Illinois, County of Cook, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Illinois, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

8.11.                        Interpretation.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.  Unless otherwise expressly specified in this Agreement: (a) the words “hereof”, “hereby”, and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision; (b) the words “include”, “includes”, and “including”, and correlative words, are deemed to be followed by the phrase “without limitation”; (c) the word “or” is not exclusive and is deemed to have the meaning “and/or”; (d) references in this Agreement to a “party” means the Company or MGPI and to the “parties” means the Company and MGPI; (e) words using the singular or plural number shall also include the plural or singular number, respectively; (f) the section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement; (g) the masculine, feminine, or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word; (h) references to a Person shall include the successors and assigns thereof; (i) references made in this

Agreement to an Article, Section, Schedule, or Exhibit mean an Article or Section of, or a Schedule or Exhibit to, this Agreement; (j) references to any Contract or other document are to that Contract or document as amended, modified, supplemented, or restated from time to time in accordance with the terms thereof; (k) references to any particular Law means such Law as amended, modified, supplemented, or succeeded, from time to time and in effect at any given time; and (l) and any capitalized term used but not defined in a Schedule or Exhibit to this Agreement shall have the meaning set forth in this Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

COUNTERPART SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

IN WITNESS WHEREOF, the Company and MGPI have caused this Agreement to be duly executed and delivered as an instrument under seal as of the Effective Date.

THE COMPANY:

Illinois Corn Processing, LLC.

By:	MGP Ingredients, Inc., its sole member

By:	/s/ Timothy W. Newkirk
Name:	Timothy W. Newkirk
Title:	President and CEO

MGPI:

MGP Ingredients, Inc.

By:	/s/ Timothy W. Newkirk
Name:	Timothy W. Newkirk
Title:	President and CEO

EXHIBIT A

LEGAL DESCRIPTION OF PLANT

Tract I:

A part of the Northeast Quarter of Fractional Section 9, and a part of Lots 6 and 8 in the Southeast Quarter of Fractional Section 4, said Lots 6 and 8 being shown on plat recorded on page 57 of Plat Book “B”, in the Recorder’s Office of Tazewell County, Illinois, all being in Township 24 North, Range 5 West of the Third Principal Meridian, Tazewell County, Illinois, and more particularly described as follows:

Commencing at the Northeast corner of said Northeast Quarter of Fractional Section 9; thence South 89 degrees 29 minutes 14 seconds West, along the North line of said Fractional Section 9, a distance of 1,629.48 feet to the place of beginning; thence from said place of beginning South 20 degrees 05 minutes 14 seconds West a distance of 13.41 feet; thence South 86 degrees 48 minutes 22 seconds East a distance of 267.42 feet; thence South 00 degrees 56 minutes 03 seconds West a distance of 159.82 feet to the North line of The Quaker Oats Company by deed recorded in Book 2045, page 72, of the Tazewell County Recorder’s Office; thence South 89 degrees 27 minutes 16 seconds West along said North line a distance of 104.33 feet; thence South 00 degrees 56 minutes 03 seconds West along the West line of The Quaker Oats Company property as described in aforementioned deed, a distance of 253.00 feet to the South line of The American Distilling Company property; thence South 89 degrees 27 minutes 16 seconds West along the South line of The American Distilling property, a distance of 850.76 feet to the Southeast corner of a parcel conveyed by The American Distilling Company to Pekin River and Warehouse Terminal, Inc. by deed recorded in Book 2351, page 208, of the Tazewell County Recorder’s Office; thence North 25 degrees 40 minutes 22 seconds West along Easterly line of said parcel, a distance of 371.70 feet, thence North 00 degrees 02 minutes 54 seconds West along Easterly line of said parcel, a distance of 106.63 feet to the South line of said Fractional Section 4; thence continuing North 00 degrees 02 minutes 54 seconds along Easterly line of said parcel 77.64 feet to the Northerly corner of Pekin River and Warehouse Terminal Inc. property, and also being a point on the Northwesterly line of Lot 8 as recorded in Plat Book “B”, page 57, of the Tazewell County Recorder’s Office; thence North 46 degrees 59 minutes 11 seconds East along the Northwesterly line, of said Lot 8 a distance of 1,110.92 feet; thence South 43 degrees 00 minutes 54 seconds East a distance of 280.47 feet; thence South 42 degrees 00 minutes 08 seconds West, a distance of 188.94 feet; thence South 19 degrees 51 minutes 12 seconds West, a distance of 276.07 feet; thence South 69 degrees 54 minutes 46 seconds East, a distance of 148.90 feet; thence South 20 degrees 05 minutes 14 seconds West, a distance of 182.59 feet to the place of beginning; situate, lying and being in the County of Tazewell and State of Illinois.

Tract II:

A part of the Northeast Quarter of Fractional Section 9, and a part of Lots 6 and 8 in the Southeast Quarter of Fractional Section 4, said Lots 6 and 8 being shown on plat recorded in page 57 of Plat Book “B” in the Recorder’s Office of Tazewell County, Illinois, all being in

Township 24 North, Range 5 West of the Third Principal Meridian, Tazewell County, Illinois and more particularly described as follows:

Commencing at the Southeast corner of the Southeast Quarter of said Fractional Section 4; thence South 89 degrees 29 minutes 14 seconds West, along the South line of the Southeast Quarter of said Fractional Section 4, a distance of 1,020.92 feet to a concrete monument being the Place of Beginning for the Tract herein being described; thence North 37 degrees 03 minutes 04 seconds East a distance of 1,013.11 feet; thence North 57 degrees 55 minutes West a distance of 292.65 feet to the Northwesterly right-of-way line of South Front Street; thence North 29 degrees 56 minutes 48 seconds East, along the Northeasterly right-of-way line of South Front Street, a distance of 481.39 feet to a concrete monument; thence North 46 degrees 54 minutes 36 seconds West a distance of 263.31 feet to a point on the Northeasterly line of Lot 6 as recorded in Plat Book “B”, page 57, of the Tazewell County Recorder’s Office; thence North 24 degrees 46 minutes 48 seconds West, along the Northeasterly line of said Lot 6 a distance of 35.6 feet; thence North 87 degrees 04 minutes 48 seconds West a distance of 214.55 feet to a point on the Northwesterly line of said Lot 6; said point being 200 feet from the Northerly corner of said Lot 6; thence South 46 degrees 59 minutes 11 seconds West, along the Northwesterly line of said Lot 6 and Lot 8 as recorded in Plat Book “B”, page 57 of the Tazewell County Recorder’s Office, a distance of 1,146.23 feet to the Northerly corner of Tract I previously described; thence South 43 degrees 00 minutes 54 seconds East, along said Tract I, a distance of 280.47 feet; thence South 42 degrees 00 minutes 08 seconds West, along said Tract I, a distance of 188.94 feet; thence South 19 degrees 51 minutes 12 seconds West, along said Tract I, a distance of 276.07 feet; thence South 69 degrees 54 minutes 46 seconds East, along said Tract I, a distance of 148.90 feet; thence South 20 degrees 05 minutes 14 seconds West, along said Tract I, a distance of 196.00 feet; thence South 86 degrees 48 minutes 22 seconds East, along said Tract I, a distance of 267.42 feet; thence South 00 degrees 56 minutes 03 seconds West, along said Tract I, a distance of 159.82 feet to the property line of Quaker Oats Company; thence North 89 degrees 27 minutes 16 seconds East, along said property line a distance of 345.67 feet; thence North 00 degrees 56 minutes 03 seconds East, along said property line, a distance of 189.47 feet of the Place of Beginning; situate, lying and being in the County of Tazewell and State of Illinois.